UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 22, 2016

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 236-7400

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On July 22, 2016, Contango Oil & Gas Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and Seaport Global Securities LLC, as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”), in connection with an underwritten public offering of up to 5,750,000 shares of common stock (the “Common Shares”), including the Underwriters’ option to purchase up to an additional 750,000 Common Shares. The net proceeds from the offering were approximately $46.9 million, after deducting estimated fees and expenses. Net proceeds from the offering are expected to be used to fund the purchase price of the Company’s recently announced acquisition of undeveloped Southern Delaware Basin acreage from a third party (the “Acquisition”) and drilling costs associated with the initial development thereof. Pending such use, the Company intends to use the proceeds from the offering to repay amounts outstanding under its revolving credit facility, which will be reborrowed from time to time. If the Acquisition does not close, the Company intends to use the net proceeds for other general corporate purposes. The issuance and sale of the Common Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective shelf Registration Statement on Form S-3 (Registration No. 333-193613) of the Company, filed with the Securities and Exchange Commission on January 28, 2014. A legal opinion relating to the validity of the Common Shares is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Underwriters not to offer or sell any shares of its common stock (or securities convertible into or exchangeable for common stock), subject to limited exceptions, for a period of 90 days after the date of the Underwriting Agreement without the prior written consent of the Representatives.

Certain of the Underwriters and their affiliates act as administrative agent, issuing bank, joint lead arranger and bookrunner, lender and/or letter of credit lender under the Company’s credit facility. Further, certain of the Underwriters or their affiliates have from time to time provided investment banking, commercial banking and financial advisory services to the Company, for which they have received customary compensation. The Underwriters and their affiliates may provide similar services in the future. In addition, from time to time, certain of the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans, and may do so in the future.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated July 22, 2016, by and among Contango Oil & Gas Company and RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and Seaport Global Securities LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: July 27, 2016	/s/ E. JOSEPH GRADY
E. Joseph Grady
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated July 22, 2016, by and among Contango Oil & Gas Company and RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and Seaport Global Securities LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).